EXHIBIT 14

CODE OF ETHICS FOR CEO AND FINANCIAL OFFICERS

The CEO and all Financial Officers, including the CFO, Principal Accounting Officer, Controller or any other person performing similar functions, are subject to the following requirements and procedures relating to ethical conduct, conflicts of interest and compliance with laws.

1.                                       The CEO and all Financial Officers shall conduct themselves honestly and ethically.  All actual or apparent conflicts of interest between their personal and professional relationships are to be avoided.

2.                                       The CEO and all Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in periodic reports to the public, to the Company’s shareholders and in reports filed by the Company with the SEC.  Accordingly, it is the responsibility of the CEO and each Financial Officer promptly to bring to the attention of the Board of Directors and the Audit Committee any material information of which he or she may become aware that affect the disclosures made by the Company in its reports.

3.                                       The CEO and each Financial Officer shall promptly bring to the attention of the Board of Directors and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves any member of the Company’s management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.                                       The CEO and each Financial Officer shall promptly report to the General Counsel or the CEO and to the Audit Committee any information he or she may have about violations of these procedures, including any actual or apparent conflicts of interest between personal and professional relationships, involving any member of the Company’s management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.                                       The CEO and each Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have regarding evidence of a material violation by the Company or any agent thereof of the securities or other laws, rules or regulations applicable to the Company and the operation of its business.

6.                                       The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of these procedures.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics.